Exhibit 99.1

Structure Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Highlights

Aleniglipron (GSBR-1290) ACCESS and ACCESS II studies fully enrolled; topline data from both studies anticipated by year-end 2025

Oral small molecule amylin receptor agonist (ACCG-2671) Investigational New Drug (IND)-enabling activities underway; First-in-human Phase 1 initiation anticipated by year-end 2025

Strong year-end financial position with cash, cash equivalent and short-term investments of $883.5 million

SAN FRANCISCO, Feb. 27, 2025– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“In 2024, we made significant advancements in our oral small molecule obesity portfolio delivering positive data for aleniglipron and selecting our first-in-class oral small molecule amylin receptor agonist. We completed a $547 million financing putting us in a strong financial position,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics. “We believe 2025 will be a transformative year for all oral selective GLP-1 small molecules in obesity and related diseases to address making these medicines more accessible to all. Structure Therapeutics is well-positioned as a leader with aleniglipron as the second most advanced oral GLP-1 small molecule with 36-week data by year-end and a potential best-in-class profile that is combinable with other medicines.”

“Our top priority is execution of ACCESS and ACCESS II clinical studies, and we’re excited to announce the completion of enrollment in both studies, which speaks to investigator and patient enthusiasm for aleniglipron. In addition, our oral amylin receptor agonist candidate, ACCG-2671, is expected to begin Phase 1 development by year-end, giving us two oral small molecule backbone therapies for obesity with a robust pipeline of potential combination therapies currently being investigated,” said Blai Coll, M.D., Ph.D., Chief Medical Officer of Structure Therapeutics.

Recent and Upcoming Milestones

Aleniglipron (GSBR-1290) – Oral Small Molecule Selective GLP-1R Agonist for Obesity

•	Enrollment in both the ACCESS and ACCESS II studies, totaling over 300 patients, has been completed on schedule and topline 36-week data from both studies are expected by year-end 2025.

o	ACCESS enrolled approximately 220 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate doses up to 120 mg of aleniglipron with an optimized 4-week titration regiment.

o	ACCESS II enrolled approximately 80 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate higher doses of aleniglipron (180 mg and 240 mg) with optimized 4-week titration increments.

ACCG-2671 – Oral Small Molecule Amylin Receptor Agonist for Obesity

•	In December 2024, Structure Therapeutics announced the selection of ACCG-2671 as its first development candidate and has commenced IND-enabling activities.

•	ACCG-2671’s preclinical profile exhibited robust in vivo efficacy and a pharmacokinetic and safety profile supporting once-daily oral dosing in humans.

•	Structure Therapeutics plans to initiate Phase 1 clinical study by year-end 2025.

Oral Small Molecule Obesity Pipeline:

•	Oral Small Molecule GIPR Program: Structure Therapeutics is developing a GIPR selective agonist and antagonist and GLP-1R/GIPR combinations to treat obesity and associated diseases.

•	Oral Small Molecule GCGR Program: Structure Therapeutics is developing a GCGR selective agonist and GLP-1R/GCGR combinations for the treatment of obesity and related diseases.

•	Oral Small Molecule APJR Program: Structure Therapeutics is evaluating ANPA-0073, a Phase 2 ready biased APJR agonist for potential selective or muscle-sparing weight loss. The Company has completed a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse events reported. Long term chronic GLP-toxicology studies are currently underway and expected to be completed in 2025.

Fourth Quarter and Full Year 2024 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $883.5 million on December 31, 2024. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027, including aleniglipron studies for Phase 3 readiness but excluding Phase 3 registrational studies.

Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2024 were $33.5 million, as compared to $20.0 million for the same period in 2023. For the year ended December 31, 2024, R&D expenses were $108.8 million, as compared to $70.1 million for the full year 2023. The increase was primarily due to increases in personnel-related expenses due to an increase in headcount, an increase in research and development expenses and consulting services to support the advancement of our GLP-1R franchise including aleniglipron and an increase in the allocation of facilities costs.

General and Administrative (G&A) Expenses: G&A expenses for the fourth quarter of 2024 were $13.6 million, as compared to $11.0 million for the same period in 2023. For the year ended December 31, 2024, G&A expenses were $49.4 million, as compared to $32.7 million for the full year 2023.The increase was primarily due to increases in personnel-related expenses and professional services as we expanded our infrastructure to drive and support the growth in our operations as a publicly-traded company.

Net Loss: Net loss for the fourth quarter of 2024 totaled $36.5 million, with non-cash share-based compensation expense of $5.8 million, compared to $24.5 million for the fourth quarter of 2023 with non-cash share-based compensation expense of $1.9 million. For the year ended December 31, 2024, net loss totaled $122.5 million, with non-cash share-based compensation expense of $18.8 million, compared to $89.6 million for the full year 2023 with non-cash share-based compensation expense of $8.2 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the manufacturing scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the Company’s anticipated cash runway and uses of cash; the belief that 2025 will be a transformative year for all oral selective GLP-1 small molecules in obesity; the expectation that aleniglipron has a potential best-in-class profile that is combinable with other medicines; any expectations regarding the safety, efficacy or tolerability of aleniglipron, ACCG-2671, ANPA-0073 and other candidates under development; the ability of aleniglipron, ACCG-2671, ANPA-0073 to treat obesity, weight loss, Type 2 diabetes or related indications, as applicable; the planned initiation of the Phase 1 clinical study of ACCG-2671 and the timing thereof; the selection of a development candidate for the Company’s GIPR and GLP-1R/GIPR programs; the potential for ACCG-2761 to be a first-in-class oral small molecule amylin agonist; the potential applications of ANPA-0073; and the planned timing of the Company’s data results. In addition, when or if used in this press release, the words and phrases “expect,” “on track,” “plan,” “potential,” “promising,” “to be,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the results from earlier clinical studies not necessarily being predictive of future results, potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies, the Company’s ability to advance aleniglipron, ACCG-2671, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, competitive products or approaches limiting the commercial value of the Company’s product candidates, the timing and results of preclinical and clinical studies, the Company’s ability to fund development activities and achieve development goals, the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control, the impact of any global pandemics, inflation, tariffs, supply chain issues, rising interest rates, future bank failures and other macroeconomic factors on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Annual Report on Form 10-K and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$33,487	$20,042	$108,814	$70,103
General and administrative	13,574	10,952	49,414	32,672
Total operating expenses	47,061	30,994	158,228	102,775
Loss from operations	(47,061)	(30,994)	(158,228)	(102,775)
Interest and other income, net	10,718	6,179	36,012	13,391
Loss before provision for income taxes	(36,343)	(24,815)	(122,216)	(89,384)
Provision for (benefit from) income taxes	136	(312)	310	236
Net loss	$(36,479)	$(24,503)	$(122,526)	$(89,620)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	DECEMBER 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$883,518	$467,323
Prepaid expenses and other current assets	7,693	6,285
Total current assets	891,211	473,608
Property and equipment, net	3,478	3,228
Operating right-of-use assets	3,535	5,136
Other non-current assets	5,106	45
Total assets	$903,330	$482,017
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,024	$4,742
Accrued expenses and other current liabilities	26,299	18,558
Operating lease liabilities, current portion	1,698	1,440
Total current liabilities	36,021	24,740
Operating lease liabilities, net of current portion	2,164	4,013
Other non-current liabilities	302	298
Total liabilities	38,487	29,051
Total shareholders’ equity	864,843	452,966
Total liabilities and shareholders’ equity	$903,330	$482,017

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com